EXHIBIT 10.1
Heartland Financial USA, Inc.
2012 Long-Term Incentive Plan
Time-Based Restricted Stock Unit Award Agreement
The Participant specified below is hereby granted a restricted stock unit award by Heartland Financial USA, Inc. (the “Company”), under the Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan (as amended and restated, the “Plan”). The restricted stock units awarded by this Award Agreement (this “Agreement”) shall be subject to the terms of the Plan and the terms set forth in this Agreement. All capitalized terms used in this Agreement and not otherwise defined have the meaning assigned to them in the Plan.
Section 1.Award. The Company hereby grants to the Participant an award of restricted stock units (each such unit, an “RSU”), where each RSU represents the right of the Participant to receive one share of Company stock (“Share”) in the future, subject to the terms of this Agreement and the Plan. For purposes of this Agreement:

The “Participant” is ______________________________. The “Grant Date” is ______________________________. The number of RSUs is _____________________________.

Section 2.Vesting of RSU.

(a)The RSUs shall vest with respect to one-third (1/3) of the RSUs (rounded down to the nearest whole number and fully vested on the third vesting date) on January 19 of each of the three years following the year of the grant, or the nearest prior business day if January 19 is not a business day; provided that the Participant’s Termination of Service has not occurred prior to the vesting date. A “Termination of Service” shall mean the Participant’s cessation of employment with the Company.

(b)Notwithstanding the foregoing provisions of this Section 2, the RSUs shall become fully vested immediately upon (i) the Participant’s Disability, or (ii) the Participant’s death.

(c)Notwithstanding the foregoing provisions of this Section 2, if the Participant’s Termination of Service occurs due to a Qualifying Retirement, all RSUs shall become vested as of the date of such Termination of Service due to Qualifying Retirement. For such purposes, a “Qualifying Retirement” means a voluntary Termination of Services by the Participant on or after the date the Participant reaches the age of 62, and provided that (A) the Participant has provided at least five (5) years of full-time equivalent services to the Company or a Subsidiary through the date of such Termination of Services; (B) the Participant covenants that the Participant shall not engage in any full-time employment with any entity thereafter (although Participant shall be entitled to engage in part-time employment, including services as a member of a board of directors or similar body, with an entity that does not compete with the Company or any Subsidiary) unless such employment has been approved in writing by the Chair of the Committee; (C) the Participant executes a general release and waiver of claims against the Company at the time of such Termination of Services; and (D) the Participant executes a confidentiality, non-solicitation, and non-competition agreement with the Company at the time of such Termination of Service.  Consistent with Section

5.2 of the Plan, any question regarding whether a voluntary Termination of Service constitutes a Qualifying Retirement shall be determined by the Committee and the decision of the Committee shall be final and binding upon the Participant.

(d)If a Participant’s employment by the Company or any Affiliate or successor of the Company, shall become subject to a Termination of Service within the period beginning six months prior to a Change in Control and ending 24 months after a Change in Control: (1) All stock options and SARs under the Plan then held by the Participant shall become fully exercisable immediately upon the Termination of Service (subject to any forfeiture and expiration provisions otherwise applicable to the options or SARs); (2) All stock awards and cash incentive awards under the Plan then held by the Participant shall become fully earned and vested immediately upon the Termination of Service (subject to any forfeiture and expiration provisions otherwise applicable to the stock awards or cash incentive awards); (3) Notwithstanding the foregoing provisions, if the vesting of an outstanding Award is conditioned upon the achievement of performance measures, then the Award shall vest at target.

(e)Except as set forth in Section 2(b), Section 2(c) and Section 2(d) above, upon the Participant’s Termination of Service, Participant shall forfeit all RSUs that have not vested as of such Termination of Service and Participant shall have no further rights under this Agreement.

Section 3.Precondition of Award. No Award of RSUs to a Participant will be effective unless Participant executes the Nonsolicitation Agreement attached as Exhibit A.

Section 4.Settlement of RSUs. Delivery of Shares or other amounts under this Agreement and the Plan shall be subject to the following:

(a)Delivery of Shares. The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the vested and unrestricted RSUs within 30 days after such RSU becomes vested. Only whole Shares shall be issued, with any fractional RSUs rounded down to the nearest whole Share.

(b)Compliance with Applicable Laws.  Notwithstanding any other term of this Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.

(c)Certificates Not Required.  To the extent that this Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Section 5.Withholding.  All deliveries of Shares pursuant to this Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares in connection with this Agreement.  Except as may be provided otherwise by the Committee, such withholding obligations may be satisfied at the election of the Participant (a) through debit of a deposit account held by the Participant at a Heartland affiliated bank, or (b) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (b) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 6.Non-Transferability of RSUs. No RSU granted pursuant to this Agreement is transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, this Agreement shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge, hypothecation or other disposition of this Agreement contrary to the provisions hereof, or the levy of any attachment or similar process upon this Agreement or the RSUs it represents, shall be null and void and without effect.

Section 7.No Rights as Stockholder. The Participant shall not have any rights of a Stockholder with respect to the RSUs, including but not limited to, dividend or voting rights, prior to the settlement of the RSUs pursuant to Section 4(a) above and issuance of a stock certificate or its equivalent as provided herein.

Section 8.Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.

Section 9.Administration.  The authority to manage and control the operation and administration of this Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Agreement or the Plan shall be final and binding on all persons.

Section 10.Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Human Resources Department of the Company. This Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any term of this Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Agreement, the corporate records of the Company shall control.

Section 11.Not an Employment Contract. Neither the RSUs granted under this Agreement nor this Agreement shall confer upon the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

Section 12.Amendment.  Without limitation of Section 15 and Section 16 below, this Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 13.Governing Law. This Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 14.Validity. If any provision of this Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 15.Section 409A Amendment. This Agreement is intended to be exempt from Code Section 409A and this Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.

Section 16.Clawback. This Agreement, the RSUs and any Shares received under this Agreement, and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant, whether adopted prior to or following the date of this Agreement, and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Grant Date. This Agreement and any amendments or supplements hereto may be executed in counterparts, each of which shall constitute an original, but taken together shall constitute a single contract.  Signature may be in electronic format, including by electronic acknowledgement.

Heartland Financial USA, Inc.
By:	/s/ Lynn B. Fuller
Print Name:	Lynn B. Fuller
Print Title:	Chairman and CEO

Participant
By:
Print Name:
Print Title:

EXHIBIT A

NONSOLICITATION AGREEMENT
This NONSOLICITATION AGREEMENT (the “Agreement”) is entered into between Heartland Financial USA, Inc., and its Affiliates (the “Company”) and the undersigned Employee.
WHEREAS, the Company is engaged in the business of providing financial services including lending and deposit products and services, which includes all services and products related in any way to deposit products, certificates of deposit, lines of credit, mortgage loans, agricultural loans, consumer loans, credit cards, electronic banking cards, as well as Wealth Advisory and Investment Services (collectively, the “Services”).
WHEREAS, to maximize the quality of services it provides to its customers, the Company encourages its employees to develop and maintain a proper business and professional relationship with and provide beneficial and competitive Services to its customers;
WHEREAS, in furtherance of developing these relationships and services, the Company compensates its employees for their time, trains its employees, discloses to its employees certain Confidential Information (as that term is defined below), and commits its resources to the development of these relationships and Confidential Information; and
WHEREAS, the Company’s customer and employee relationships represent a significant investment of the Company’s resources and are commercially important, and it is important that the Company protects its customers and employees from direct and indirect solicitation by competitor and former employees.
NOW, THEREFORE, in consideration of the Employee’s employment, the Employee’s access to Confidential Information, the Employee’s eligibility for discretionary compensation plans and programs in addition to any regular compensation, and the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Definitions. For purpose of this Agreement and except as otherwise provided for herein, these terms shall have the following definitions:

Affiliate means any US or foreign person related to the Company through ownership or through franchise or license agreements granted by the Company or an affiliate, including without limitation Arizona Bank & Trust, Centennial Bank & Trust, Citizens Finance, Dubuque Bank and Trust Company, First Community Bank, Illinois Bank & Trust, Minnesota Bank & Trust, Morrill & Janes Bank, New Mexico Bank & Trust, Premier Valley Bank, Rocky Mountain Bank, and Wisconsin Bank & Trust.
Confidential Information means trade secrets, intellectual property, and other proprietary information of the Company and its Affiliates, By way of example and not limitation, Confidential Information includes:

•	operations, marketing, products, product development, and other plans;

•	compensation practices;

•	pricing and sales policies, techniques, and concepts;

•	customer lists, records, and documents;

•	prospective customer lists, records, and documents;

•	information regarding employees and suppliers of the Company;

•	the financial affairs of the Company;

•	training and other manuals and internal policies;

•	business opportunities or ventures being considered or pursued by the Company;

•	patents, trademarks, copyrights, inventions, works of authorship, ideas, processes, formulas, source code, programs, know how, and improvements; and

•	any other Company information in any form that is not generally known to any competitor of the Company or any other Person who could derive economic value from such information.

Person shall have the meaning ascribed in section 13(h)(8)(E) of the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., and also includes any corporation, business venture, sole proprietorship, trust, and association.

2.	Nonsolicitation

a.
Customers. During the period of employment and for one year thereafter, the Employee shall not, without the prior written consent of the Company, solicit, call on, sell to, encourage, or arrange to have any other person solicit, call on, sell to, or otherwise provide any Services or any other competitive product or service designed, developed, distributed, sold, or marketed by the Company or its Affiliates during the period of the Employee’s employment by the Company to any of the customers of the Company. This subsection 2.a. shall not prohibit the Employee from providing any services or products that the Company does not offer as of the time of the Employee’s termination of employment with the Company.

b.
Company Employees. During the period of employment and for one year thereafter, the Employee shall not, without the prior written consent of the Company, solicit, recruit, encourage, or arrange to have any other Person solicit, recruit or encourage any Company employee to terminate his/her employment with the Company to seek employment with a bank, credit union, financial institution, investment company, or other Person who competes directly or indirectly with the Company.

3.
Choice of Law; Remedies. This Agreement shall be interpreted according to the laws of the state in which the entity for which the Employee works is headquartered. The parties agree that, regardless of any choice of law provisions of any jurisdiction, the Agreement shall be enforceable in any Court of competent jurisdiction in that state, and the parties expressly consent to the jurisdiction therein. The Company shall be entitled to an injunction to enforce this Agreement, as well as any other remedies at law or in equity. Should the Company need to commence legal action to enforce any provision of this Agreement or protects its rights under the Agreement; the Company shall recover its attorneys’ fees incurred in such legal action.

4.	Successors. This Agreement shall inure to the benefit of and shall be enforceable by any Affiliate and by any successor or assignee of the Company and or any Affiliate.

5.
Prior Agreements. This Agreement is intended as a clarification and amplification of any existing prior agreements between the parties, which prior agreements relate to the subject matter of the Agreement.

6.	Amendment. No changes in or additions to the terms of this Agreement shall be valid or binding unless reduced to writing and signed by both parties.

7.
Severability. The Employee and the Company agree that the covenants contained in this Agreement, or any of its paragraphs, sentences, or clauses are severable and separate, and the enforceability of any specific covenant or restriction shall not affect the validity or enforceability of any other covenant or restriction set forth herein. Each such covenant on the part of the Employee shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company or any Affiliate whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Company of said covenants.

8.	Waiver of Default. Any waiver by the Company of any default or violation under this Agreement shall not constitute a waiver of any other default or violation on a different occasion.

9.
Termination; Effective Date. The Employee’s employment may be terminated by either the Company or the Employee in accordance with applicable law. This Agreement shall be in effect commencing on the date of the Agreement and, except as expressly provided for in this Agreement, shall continue in effect for one year after the Employee ceases to be employed by the Company.

10.	Consent. The Employee acknowledges that he/she has had sufficient time to read, has read, and understands this Agreement. The Employee acknowledges having received a copy of this Agreement.

IN WITNESS WHEROF, the parties have hereto executed this Agreement.

"Employee"	"Company"

printed name	Heartland Financial USA, Inc.
date	By:	/s/ Lynn B. Fuller
	Print Name:	Lynn B. Fuller
	Print Title:	Chairman and CEO